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Securities Purchased in Underwritings Involved
"Transactions with Donaldson, Lufkin & Jenrette Securities Corporation" Subject to Rule 10f-3 Under the Investment Company Act of 1940
"10f-3 Transactions for the period of July 1, 1998 through June 30, 1999"


Alliance Worldwide Privatization Fund


										                                                           % of
								                                         Shares	    Total    Offering
								                                         Purchased   Shares   Purchased 	             Shares
			                 Date	     Shares	  Price per	by Fund	    Offered   	by	     Purchased     Held
Security*		       Purchased  Purchase    Share   	Group	     (000)    Group (1) From	         2/28/99

United Pan-Europe 	2/12/99	  "8,660"   	29 (Euro)	"48,250"1   "40,000"	0.12%	   Goldman Sachs  223,260
                                                                                Intl
  Communications





"* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public."

**  Indicates the purchase of an Eligible Rule 144A Security.

"1)  Purchases by all Alliance funds, including the Fund, may not exceed:"

"a) if purchased in an offering other than Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class or

"b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified Institutional buyers, plus
    (ii) the principal amount of the offering of such class in any concurrent public offering.

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